Exhibit 99.1

FOR IMMEDIATE RELEASE

CTG Comments on Open Letter From Assurance Global Services

CTG Board Previously Reviewed and Unanimously Rejected Unsolicited

Proposal Submitted by Assurance Global Services

Board Determined Conditional Proposal Significantly Undervalues the Company and Does Not Reflect

Meaningful Transformational Efforts Underway

Advises Shareholders to Take No Action at This Time

BUFFALO, N.Y., August 29, 2019 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today issued the following statement in response to an open letter sent by Assurance Global Services (AGS) to the Board of Directors of CTG:

CTG values constructive input from its shareholders toward the shared goal of enhancing value. While it is the Company’s policy not to comment on interactions with specific shareholders, it is important to note that members of CTG’s senior management team have held several discussions with AGS over the past several months to better understand their views.

CTG is implementing a robust strategic plan to create shareholder value, the future benefits of which would be transferred away from CTG shareholders in a sale to AGS. The Company has taken a number of meaningful steps to focus on higher-margin business, make prudent investments to drive growth, and enhance its management team, Board and governance practices to support this process. CTG is committed to the execution of this plan and is making compelling headway toward its goals, as evidenced by CTG’s most recent quarterly results.

The CTG Board, with the assistance of its advisors, carefully considered the May 21 and July 10, 2019 unsolicited AGS proposals to acquire CTG for not more than $6.00 per share in cash, and performed substantial financial analysis in light of the Company’s current strategic plan as a standalone company. The Board unanimously determined that the conditional AGS proposals significantly undervalue the Company, do not reflect the meaningful transformational efforts underway, and are not in the best interests of the Company and its shareholders. CTG advises its shareholders to take no action at this time.

The following is the text of the letter that was sent on July 23, 2019, to James M. Lindstrom, Managing Member of Assurance Global Services LLC:

July 23, 2019

James M. Lindstrom

Managing Member

Assurance Global Services LLC

330 Railroad Ave., 2nd Floor

Greenwich, CT 06830

Dear Jim:

On behalf of the Board of Directors of Computer Task Group, Incorporated, I am writing to formally respond to your latest proposal received on July 10, 2019.

The Board carefully reviewed the proposal with the assistance of our advisors and performed an extensive financial review. After deliberate and thorough consideration, it is the unanimous view of the Board that Assurance Global Services’ unsolicited and conditional proposal significantly undervalues CTG, does not reflect the meaningful transformational efforts underway and is not in the best interest of CTG shareholders. As such, we determined that your proposal does not constitute a basis for engaging in further dialogue. We remain confident in the Company’s ability to execute on its plan and deliver shareholder value well in excess to your proposal.

Our Board based its determination upon the following:

CTG’s Ongoing Successful Transformation Will Deliver Superior Shareholder Value.

CTG is in the midst of implementing a robust plan to drive sustainable long-term growth. CTG is making strong progress and has begun to realign its business with client and market demand. While CTG has extended the timeframe to achieve the transformation outlined in our plan, we have built solid momentum for profitable improvement and believe it is important to focus on the significant value this shift to a more solutions-centric, higher-margin business will create. Importantly, we are on our way toward achieving longer-term performance goals and are working with a sense of urgency to drive growth and profitability across the entire Enterprise. We believe CTG has a significant opportunity to drive additional value for its shareholders, and the Company is committed to executing its plan to achieve its goals.

Given the ongoing transition is well underway, CTG is at a crucial point in its turnaround and is well-positioned to increase profitability through the continued execution of our strategy. Your proposal range represents a price that was 14% - 18% below our 52-week high, and therefore we believe you are failing to recognize our recent progress and opportunities for near-term value creation.

Furthermore, your proposal includes significant and material execution risks, and as such, the Board is not convinced of your ability to consummate a transaction, as Assurance Global Services has never completed an acquisition of this size, including one in the public markets.

We remain highly confident in CTG’s ongoing strategy and the Board and management team are working with a sense of urgency to deliver improved long-term operating results.

Shifting to Higher-Margin Solutions: At the core of CTG’s strategy is a continued emphasis on increasing the mix of higher-margin solutions business as a percentage of CTG’s total revenue. Consistent with this plan, CTG’s Solutions revenue grew 21.6% year-over-year in the second quarter, following an increase in 2018 of 24%. Further, the Company’s ‘ONE CTG’ initiative has led to stronger internal collaboration and resulted in the development and launch of Enterprise Information Management Advantage (EIMA) and Application Advantage (AA), which will help shape additional future solutions offerings to address the evolving needs of both new and existing clients.

Implementing Continued Investments Across the Business: The Company has made prudent investments to drive growth and profitability. As part of these efforts, CTG spent approximately $3.5 million on human capital and business development in 2018. While this investment had a negative impact in the short-term, we are now realizing significant benefits, including a direct impact in an expanded pipeline and new contracts, which we expect to continue throughout the year. Evidence of the positive return on investment is demonstrated by CTG’s Health Solutions business, which had its fourth consecutive quarter of year-over-year revenue growth. Building on the significant commercial validation CTG has achieved, the Company is continuing to make focused investments to further expand our global solution.

Completing Strategic Acquisitions to Expand Capabilities and Drive Incremental Profitable Growth: Evaluating strategic and accretive acquisitions in the highest performing areas of our business has also proven to play an important role in CTG’s growth story. With the acquisition of Soft Company in February 2018, CTG broadened its market in Belgium and Luxembourg with the addition of complementary services, and established a presence in France’s large and growing IT services market. Most recently, the Company completed its acquisition of Tech-IT, solidifying the Company’s market leading position in Luxembourg. The integration of Tech-IT is progressing according to plan and the Company is realizing synergistic revenue as a result of sales collaboration created within our European operations. Importantly, these accretive transactions have made a substantial impact in CTG’s revenue growth.

Enhancing Corporate Governance Practices: While we are pleased with our initiatives to strengthen CTG to this point, we continue to evolve our strategy and governance to reflect best business practices. We believe we have been at the forefront of aligning our compensation incentive plans with shareholder returns. In January 2018, CTG eliminated cash compensation for non-employee directors in favor of providing compensation exclusively in CTG shares, aligning the Board’s interests with shareholders. In addition, in 2017 CTG implemented an equity-based compensation program for senior leadership to include grants and associated vesting solely based upon a 50% and 100% increase in CTG’s share price, significantly increasing management’s accountability to CTG shareholders.

In December 2018, CTG’s Board unanimously selected Filip Gydé as President and CEO and a member of the Board. Filip’s appointment on March 1, 2019 came after an impressive 30-year career with CTG Europe where he led the business through a successful turnaround, which has culminated in CTG Europe’s increasing revenue over the past nine consecutive years, and improving profitability in six of those years.

Delivering Strong Financial and Operational Results: CTG’s second quarter results released today illustrate the power of our strategy, the strong progress the Company is making and the immense value creation opportunities ahead. Highlights from the second quarter of 2019, the 2019 year-to-date period, and 2018 include:

•

Increased revenue more than 8% year-over-year in the second quarter of 2019, reaching $100 million for the first time in five years. Revenue in the 2019 year-to-date period grew in excess of 12%, which followed 19% growth across the Enterprise for all of 2018;

•

Improved European revenue in excess of 23% in the 2019 year-to-date period, reflecting continued organic growth combined with increasing contributions from our value-enhancing acquisitions of Soft Company and Tech-IT. 2018 revenue growth in Europe was 55%;

•	Increased Solutions business mix by more than 20% year-over-year representing 35.5% of total revenue in the 2019 second quarter, representing the highest mix of Solutions revenue in nearly five years;

•	Improved non-GAAP operating income by 25% in the 2019 year-to-date period, after an increase in 2018 of 10%;

•	Achieved marked improvement in bottom-line results with adjusted EPS representing a multi-year high;

•	Generated double-digit year-over-year growth in the Health Solutions Business;

•	Secured several new contracts for IT Staffing with middle-market clients in North America; and

•	Selected as one of two tier-one IT Staffing vendors for a new division at an existing Fortune 500 client.

The Assurance Global Services Proposal Significantly Undervalues CTG, and is Not in the Best Interest of CTG Shareholders.

For the reasons stated above, the Board unanimously rejects the Assurance Global Services proposal. Given the progress CTG has made over the past 18 months, the Company is in a period of robust growth, and well-positioned for future success with improved shareholder value. CTG has an experienced management team, refreshed Board, talented and dedicated employees, and a strong portfolio of innovative solutions. The Board strongly believes that an independent CTG will drive significant and sustainable, long-term value for shareholders through the focused, consistent execution of our strategic plan.

On behalf of the Board,

Dan Sullivan

Chairman of the Board

Raymond James is serving as financial advisor to CTG, and Baker & McKenzie LLP is serving as legal counsel to the Company.

ABOUT CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable federal securities law, and generally includes words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. Actual results could differ materially from the outlook, guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, including technical, sales and management personnel, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the ability to integrate the Soft Company and Tech-IT businesses and retain its clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, the risks associated with acquisitions, the negative effects of actions of activist shareholders and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2018 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts

Investors:

John M. Laubacker, Chief Financial Officer

+1 716 887 7368

Arthur B. Crozier

Innisfree M&A Incorporated

+1 212 750 5833

Media:

Michael Freitag or Joseph Sala

Joele Frank, Wilkinson Brimmer Katcher

+1 212 355 4449